EXHIBIT 10.15
Bob Evans Farms, Inc.
Executive Compensation Recoupment Policy

Amended and Restated February 24, 2014

1.Policy. This Executive Compensation Recoupment Policy ( “Policy”) of Bob Evans Farms, Inc., a Delaware corporation, and its subsidiaries (collectively, the “Company”) provides for the recoupment by the Company under certain circumstances of annual cash bonuses, stock-based awards, performance-based compensation, and any other forms of cash or equity compensation other than salary (“Award” or “Awards”). This Policy applies to the Company’s “Executive Officers,” both current and former, as defined by Rule 3b-7 of the Securities and Exchange Act of 1934, as amended (see, Appendix A).

2.	Executive Compensation Recoupment.

(a)Executive Officer Recoupment. In the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Company will recover from any current or former Executive Officer of the Company who received incentive based compensation during the three year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the Executive Officer under the accounting restatement.

Recoupment under this Policy may include, but is not limited to, reimbursement by the executive officer of the amount of cash bonuses received, cancellation or forfeiture of outstanding stock-based compensation and the payment to the Company of stock sale proceeds. In the event that a recoupment payment under this Plan involves incentive compensation that is deferred and subject to Code Section 409A of the Internal Revenue Code, to the extent possible, such amount will be deemed forfeited rather than being subject to repayment.

To the extent this Policy or any policy adopted by the Company in order to comply with the implementing regulations of the SEC and The NASDAQ Stock Market (“Regulations”) when issued pursuant to Section 10D of the Securities and Exchange Act of 1934 (“Exchange Act”), as required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Section 954”), requires any plan participant to forfeit any Award, or repay any amount paid with respect to any Award, this Policy and any such policy shall be deemed incorporated into all outstanding Awards and award agreements to the extent required by such Regulations, and all plan participants subject to such Regulations, by accepting any Award, shall be deemed to have consented to the inclusion of provisions in their Award as determined by the Compensation Committee of the Company to be necessary or appropriate to comply with Section 954 and such Regulations.

(b)Chief Executive Officer and Chief Financial Officer Additional Policy. If a plan participant is the chief executive officer or chief financial officer, and the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the participant shall, to the extent required by the Securities and Exchange Commission (“SEC”) pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, reimburse the Company for: (1) any bonus or other incentive-based or equity-based compensation received by that person from the Company during the 12-month period following the first public issuance or filing with the Commission (whichever first occurs) of the financial document embodying such financial reporting requirement; and (2) any profits realized from the sale of securities of the Company during that 12-month period.

(c)Make-up Award. If under Section 2(a) or 2(b) any Award(s) would have been paid, granted or vested; or a higher payment, Award value or vesting would have occurred based upon the restated financial results; the Company will not be obligated to pay the executive officer any additional compensation.

3.Additional Recoupment for Fraud or Misconduct. In any instance in which, in the view of the Compensation Committee, an officer engaged in an act of fraud or misconduct that contributed to the need for a financial restatement, the Compensation Committee may, in its discretion, recover and the officer shall forfeit or repay, all of the officer’s Awards for the relevant period, plus a reasonable rate of interest, in addition to any other employment action deemed appropriate, including termination of employment.

4.Not Exclusive Remedy. The recoupment of Awards pursuant to this Policy shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies.

5.Incorporation of Policy. Awards granted to officers on or after the original effective date of this Policy, being February 17, 2009, shall be subject to this Policy. Additionally, the Company, in its discretion, may incorporate the requirements of this Policy into any applicable company incentive plan, award statement, award agreement or terms and conditions of any Awards made by the Company.

History: Adopted February 17, 2009; Amended and Restated June 18, 2013; Amended and Restated February 24, 2014.
Appendix A

Rule 3b-7 -- Definition of "Executive Officer." The term "executive officer", when used with reference to a registrant, means its president, any vice president of the registrant in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions for the registrant. Executive officers of subsidiaries may be deemed executive officers of the registrant if they perform such policy making functions for the registrant.

The “officers” of the Company are those persons with the title of vice president and above, whether at Bob Evans Farms, Inc., or any of its subsidiaries.
Appendix B

SEC. 954. RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION.

The Securities Exchange Act of 1934 is amended by inserting after section 10C, as added by section 952, the following:

SEC. 10D. RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION POLICY.

(a) LISTING STANDARDS.—The Commission shall, by rule, direct the national securities exchanges and national securities associations to prohibit the listing of any security of an issuer that does not comply with the requirements of this section.

(b) RECOVERY OF FUNDS.—The rules of the Commission under subsection (a) shall require each issuer to develop and implement a policy providing—

(1) for disclosure of the policy of the issuer on incentive based compensation that is based on financial information required to be reported under the securities laws; and

(2) that, in the event that the issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer with any financial reporting requirement under the securities laws, the issuer will recover from any current or former executive officer of the issuer who received incentive based compensation (including stock options awarded as compensation) during the 3-year period preceding the date on which the issuer is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement.
Appendix C

Sarbanes-Oxley Act of 2002
Section 304 -- Forfeiture of Certain Bonuses and Profits

a.
Additional Compensation Prior to Noncompliance With Commission Financial Reporting Requirements. If an issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws, the chief executive officer and chief financial officer of the issuer shall reimburse the issuer for--

1.
any bonus or other incentive-based or equity-based compensation received by that person from the issuer during the 12-month period following the first public issuance or filing with the Commission (whichever first occurs) of the financial document embodying such financial reporting requirement; and

2.	any profits realized from the sale of securities of the issuer during that 12-month period.

b.	Commission Exemption Authority. The Commission may exempt any person from the application of subsection (a), as it deems necessary and appropriate.

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